For Immediate Release	Inquiries: Felise Kissell (215) 409-7287 Kissell-Felise@aramark.com
Scott Sullivan (215) 238-3953 Sullivan-Scott1@aramark.com

Aramark Reports First Quarter Earnings

SUMMARY

•Effective cash flow management led to ongoing strong cash availability
◦Cash used in operating activities improved $194 million and Free Cash Flow improved $225 million compared to prior year period
◦Approximately $2.4 billion cash availability at quarter-end
•Revenue (35)%; Organic Revenue (36)%
◦Stable sequential quarterly revenue performance versus prior year across all segments
◦Continued to partner with clients in preparation for business reemergence
•EPS of $(0.32); Adjusted EPS of $(0.31)
◦Disciplined cost management while investing in growth resources
◦Favorable AOI drop-through consistent with Company's expectations; leveraged flexible operating model
• Company promotes ownership mindset within organization
◦Adopted Employee Stock Purchase Plan subsequent to quarter-end; encourages employee stock ownership more broadly across organization

Philadelphia, PA, February 9, 2021 - Aramark (NYSE: ARMK) today reported first quarter fiscal 2021 results.

"The resilience of our business through this dynamic period is rooted in the exceptional performance of our people on the front-lines, serving clients—many of which are essential businesses—across the globe," said John Zillmer, Aramark's Chief Executive Officer. "It has been remarkable to watch our team pull together in the face of such adversity, and I am proud of what we have been able to achieve as a result. Our ability to stabilize revenue, improve cash flow and maintain a steadfast commitment to cost discipline, has enabled us to navigate the COVID environment with a strong liquidity position and we believe Aramark is poised for success as the recovery across our business segments occurs."

FIRST QUARTER RESULTS*
Consolidated revenue was $2.7 billion in the quarter, down 35% compared to prior year from the impact of COVID-19. Organic Revenue, which adjusts for the effect of currency, declined 36% year-over-year.
Business activity across all segments contributed to stable quarter-over-quarter revenue performance on a 13-week period with sustained improvement since the trough in the third quarter of fiscal 2020.

	Q3 '20 Change (%)	Q4 '20 Change (%)*	Q1 '21 Change (%)	Q3 '20 Organic Revenue Change (%)	Q4 '20 Organic Revenue Change (%)	Q1 '21 Organic Revenue Change (%)
FSS United States	(56)%	(41)%	(45)%	(56)%	(45)%	(45)%
FSS International	(46)%	(30)%	(27)%	(41)%	(31)%	(29)%
Uniform & Career Apparel	(12)%	(2)%	(10)%	(12)%	(9)%	(10)%
Total Company	(46)%	(32)%	(35)%	(45)%	(36)%	(36)%
*Q4 '20 Change (%) benefits from the inclusion of the 53rd week.
•FSS United States reported organic revenues in-line with the preceding quarter as a result of the following drivers in each business:

Sector	Q1 Activity
Education	Served clients operating both in-person and hybrid learning models. Higher Education experienced shortened semesters as well as reduced catering and retail activity that typically spike during the holiday season. K-12 strategically designed menus and customized solutions for in-person and curbside pickup models, while continuing to participate in universal government-sponsored meal programs.
Sports, Leisure & Corrections	Modestly increased activity in Sports & Entertainment as NFL teams included fans at partial capacity based on local regulations. Leisure remained steady, focused on the upcoming Spring Season in National Parks and Corrections was unchanged.
Business & Industry	Companies maintained measured return-to-work timelines. Launched exclusive home delivery solutions that extend beyond the traditional workplace setting.
Facilities & Other	Offered additional project-oriented services and leveraged cross-selling opportunities with heightened demand for safety and hygiene.
Healthcare	Remained largely stable with focus on providing capabilities in telehealth and mobile ordering, in addition to offering post-care meal delivery to patient homes.
•FSS International leveraged prior experiences to navigate government-imposed protocols across regions, while benefiting from continued resilience in healthcare and extractive services businesses. FSS International remained focused on executing growth strategies that delivered strong new business wins and retention rates. Europe demonstrated modestly improved levels of activity, while balancing regulatory restrictions. Rest of World experienced improvement led by ongoing growth in China as well as favorable performance trends in South America.
•Uniform & Career Apparel exhibited relatively steady performance with growing demand in safety and hygiene services, offset by increased government-imposed restrictions particularly in Canada. The continued investment in additional growth resources throughout the quarter as well as improved sales productivity established the foundation for future growth within the segment.

	Revenue
	Q1 '21	Q1 '20	Change ($)	Change (%)	Organic Revenue Change (%)
FSS United States	$1,446M	$2,639M	($1,193M)	(45)%	(45)%
FSS International	694	946	(252)	(27)%	(29)%
Uniform & Career Apparel	604	668	(65)	(10)%	(10)%
Total Company	$2,744M	$4,254M	($1,510M)	(35)%	(36)%
Difference between GAAP Revenue Change and Organic Revenue Change reflects the elimination of currency translation.
*May not total due to rounding.

Operating Loss of $20 million and Adjusted Operating Loss of $9 million in the quarter were due to the impact of COVID-19 on business operations. Adjusted Operating Income (AOI) drop-through was managed to 20% of the corresponding revenue decline led by effective cost discipline as well as actions taken to leverage the Company's flexible operating model.
•FSS United States managed food, labor and SG&A costs that resulted in an improved AOI drop-through rate compared to the prior quarter, with continued focus on investments in growth resources.
•FSS International operated the business to nearly break-even that reflected applying strategies in food cost management, waste reduction and general overhead spend, despite government-imposed restrictions.
•Uniform & Career Apparel generated income driven by stable business performance combined with effective expense control and favorable merchandise costs, slightly offset by costs associated with increased sales talent.
•Corporate reflected higher equity-based compensation expense resulting from certain actions taken in the fourth quarter fiscal 2020 as described on the Company's Current Report on Form 8-K filed on September 8, 2020.

	Operating Income (Loss)			Adjusted Operating Income (Loss)
	Q1 '21	Q1 '20	Change (%)	Q1 '21	Q1 '20	Change ($)	Constant-Currency Change (%)
FSS United States	($15M)	$186M	(108)%	($11M)	$204M	($215M)	(106)%
FSS International	(3)	44	(107)%	(1)	46	(47)	(102)%
Uniform & Career Apparel	32	53	(40)%	41	67	(26)	(38)%
Corporate	(35)	(29)	(21)%	(38)	(31)	(8)	(25)%
Total Company	($20M)	$254M	(108)%	($9M)	$286M	($295M)	(103)%
* May not total due to rounding.

GAAP SUMMARY
First quarter fiscal 2021 GAAP results across all metrics were affected by the impact of COVID-19. On a GAAP basis, revenue was $2.7 billion, operating loss was $20 million, net loss attributable to Aramark stockholders was $81 million and diluted loss per share was $0.32. For the first quarter of 2020, on a GAAP basis, revenue was $4.3 billion, operating income was $254 million, net income attributable to Aramark stockholders was $146 million and diluted earnings per share were $0.57. A reconciliation of GAAP to Non-GAAP measures is included in the Appendix.
CURRENCY
Revenue was favorably impacted by approximately $21.7 million due to a weaker U.S. dollar, while adjusted operating loss increased by $0.2 million in the quarter. Currency had a negligible effect on adjusted loss per share.
CASH FLOW
Aramark maintained its focus on cost discipline that contributed to a significant cash flow improvement compared to the prior year period with Net Cash used in operating activities improved $194 million and Free Cash flow improved $225 million. This performance was led by a reduced use of cash from managing working capital and capital expenditures that more than offset the net loss in the quarter.
As expected, the first quarter experienced a cash outflow associated with the Company's seasonal business cadence, specifically related to Higher Education. In the quarter, Net Cash used in operating activities was $115 million and Free Cash Flow was a use of $180 million.
CAPITAL STRUCTURE
Aramark continued to operate with a strong balance sheet and focused capital allocation strategy. In the quarter, the Company took proactive actions to repay balances on its revolving credit facility and its accounts receivables facility, totaling a combined debt repayment of $1.1 billion. Aramark maintained cash availability of approximately $2.4 billion at quarter-end.

DIVIDEND DECLARATION
As announced on February 2, 2021, the Company's Board of Directors approved a quarterly dividend of 11 cents per share of common stock. The second quarter fiscal 2021 dividend will be payable on March 3, 2021 to stockholders of record at the close of business on February 17, 2021.
BUSINESS UPDATE
Aramark remains highly focused on the pursuit of accelerated growth, while effectively controlling costs and employing cash management strategies. The Company has already realized early productivity success in areas where additional sales investment has occurred. While navigating the ever-changing environment, Aramark is working closely with clients in preparation for a business reemergence.
The Company continues to promote an ownership mindset within the organization to further its collective success. Subsequent to quarter-end, Aramark adopted an Employee Stock Purchase Plan (ESPP) that encourages employee stock ownership more broadly across the organization. Under the plan, employees can contribute up to 10% of their eligible base pay toward the quarterly purchase of Aramark's common stock, subject to an annual maximum dollar amount and other terms of the plan. The ESPP is expected to commence April 1, 2021.
2021 OUTLOOK
The Company provides its expectations for organic revenue growth, Adjusted Operating Income and Free Cash Flow on a non-GAAP basis, and does not provide a reconciliation of such forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments that could be made for the impact of the change in fair value related to certain gasoline and diesel agreements, severance and other charges and the effect of currency translation. The fiscal 2021 outlook reflects management's current assumptions regarding the continued impact of COVID-19 on Aramark and its clients. The extent to which COVID-19 continues to impact business, operations, and financial results, including the duration and magnitude of such impact, will depend on numerous evolving factors that are difficult to accurately predict, including those discussed in the Risk Factors set forth in the Company's filings with the U.S. Securities and Exchange Commission.
For the balance of fiscal 2021, Aramark will continue to leverage its resilient and flexible operating model, while managing the business with a cost-disciplined, long-term mindset. The Company believes it is well-positioned to navigate the ever-changing environment with current performance expectations as follows:
•Organic revenue improvement over the course of the fiscal year;
•Updated Adjusted Operating Income (AOI) drop-through rate of 18%-22% in the second quarter as a result of improved operating efficiencies, while driving client reopenings and growth investments;
•Free Cash Flow lifted to a range of neutral to $200 million generation for fiscal 2021, dependent on the pace of recovery and timing of underlying growth. The Company previously stated an expected range of $100 million use to $200 million generation. Comparatively, Free Cash Flow was a use of $188 million in fiscal 2020.
"Our priorities remain focused on continuing to execute on our growth strategies that leverage our flexible and proven platform, drive innovation to help our clients' success, emphasize cost-discipline and build on lessons learned," Zillmer added. "As we focus on our extraordinary future, we have aligned our people, values and performance to capitalize on the extensive opportunities ahead. Our belief in the Company's success has never been stronger."

CONFERENCE CALL SCHEDULED
The Company has scheduled a conference call at 8:30 a.m. ET today to discuss its earnings and outlook. This call and related materials can be heard and reviewed, either live or on a delayed basis, on the Company's website, www.aramark.com on the investor relations page.
About Aramark
Aramark (NYSE: ARMK) proudly serves the world’s leading educational institutions, Fortune 500 companies, world champion sports teams, prominent healthcare providers, iconic destinations and cultural attractions, and numerous municipalities in 19 countries around the world. We deliver innovative experiences and services in food, facilities management and uniforms to millions of people every day. We strive to create a better world by making a positive impact on people and the planet, including commitments to engage our employees; empower healthy consumers; build local communities; source ethically, inclusively and responsibly; operate efficiently and reduce waste. Aramark is recognized as a Best Place to Work by the Human Rights Campaign (LGBTQ+), DiversityInc, Equal Employment Publications and the Disability Equality Index. Learn more at www.aramark.com or connect with us on Facebook and Twitter.

Selected Operational and Financial Metrics

Adjusted Revenue (Organic)
Adjusted Revenue (Organic) represents revenue growth, adjusted to eliminate the estimated impact of the 53rd week and the impact of currency translation.

Adjusted Operating (Loss) Income
Adjusted Operating (Loss) Income represents operating (loss) income adjusted to eliminate the change in amortization of acquisition-related intangible assets; the impact of the change in fair value related to certain gasoline and diesel agreements; merger and integration related charges and other items impacting comparability.

Adjusted Operating (Loss) Income (Constant Currency)
Adjusted Operating (Loss) Income (Constant Currency) represents Adjusted Operating (Loss) Income adjusted to eliminate the impact of currency translation.

Adjusted Net (Loss) Income
Adjusted Net (Loss) Income represents net (loss) income attributable to Aramark stockholders adjusted to eliminate the change in amortization of acquisition-related intangible assets; the impact of changes in the fair value related to certain gasoline and diesel agreements; merger and integration related charges, less the tax impact of these adjustments; the impact of tax legislation; the tax benefit attributable to the former CEO's equity award exercises and other items impacting comparability. The tax effect for adjusted net (loss) income for our U.S. earnings is calculated using a blended U.S. federal and state tax rate. The tax effect for adjusted net (loss) income in jurisdictions outside the U.S. is calculated at the local country tax rate.

Adjusted Net (Loss) Income (Constant Currency)
Adjusted Net (Loss) Income (Constant Currency) represents Adjusted Net (Loss) Income adjusted to eliminate the impact of currency translation.

Adjusted EPS
Adjusted EPS represents Adjusted Net (Loss) Income divided by diluted weighted average shares outstanding.

Adjusted EPS (Constant Currency)
Adjusted EPS (Constant Currency) represents Adjusted EPS adjusted to eliminate the impact of currency translation.

Covenant Adjusted EBITDA
Covenant Adjusted EBITDA represents net (loss) income attributable to Aramark stockholders adjusted for interest and other financing costs, net; (benefit) provision for income taxes; depreciation and amortization and certain other items as defined in our debt agreements required in calculating covenant ratios and debt compliance. The Company also uses Net Debt for its ratio to Covenant Adjusted EBITDA, which is calculated as total long-term borrowings less cash and cash equivalents.

Free Cash Flow
Free Cash Flow represents net cash (used in) provided by operating activities less net purchases of property and equipment and other. Management believes that the presentation of free cash flow provides useful information to investors because it represents a measure of cash flow available for distribution among all the security holders of the Company.

We use Adjusted Revenue (Organic), Adjusted Operating (Loss) Income (including on a constant currency basis), Adjusted Net (Loss) Income (including on a constant currency basis), Adjusted EPS (including on a constant currency basis), Covenant Adjusted EBITDA and Free Cash Flow as supplemental measures of our operating profitability and to control our cash operating costs. We believe these financial measures are useful to investors because they enable better comparisons of our historical results and allow our investors to evaluate our performance based on the same metrics that we use to evaluate our performance and trends in our results. These financial metrics are not measurements of financial performance under generally accepted accounting principles, or GAAP. Our presentation of these metrics has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. You should not consider these measures as alternatives to revenue, operating (loss) income, net (loss) income, or (loss) earnings per share, determined in accordance with GAAP. Adjusted Revenue (Organic), Adjusted Operating (Loss) Income, Adjusted Net (Loss) Income, Adjusted EPS, Covenant Adjusted EBITDA and Free Cash Flow as presented by us may not be comparable to other similarly titled measures of other companies because not all companies use identical calculations.

Explanatory Notes to the Non-GAAP Schedules
Amortization of Acquisition-Related Intangible Assets - adjustments to eliminate the change in amortization expense resulting from the purchase accounting applied to the January 26, 2007 going-private transaction and amortization expense recognized on other acquisition-related intangible assets.
Merger and Integration Related Charges - adjustments to eliminate merger and integration charges primarily related to the Avendra and AmeriPride acquisitions, including costs for transitional employees and integration related consulting costs, and charges related to plant consolidation, the implementation of a new revenue accounting system, rebranding and other expenses.
Tax Reform Related Employee Reinvestments - adjustments to eliminate certain reinvestments associated with tax savings created by the Tax Cuts and Jobs Act of 2017, including employee training expenses and retirement contributions.
Gains, Losses and Settlements impacting comparability - adjustments to eliminate certain transactions that are not indicative of our ongoing operational performance, primarily for income from prior years' loss experience under our general liability, automobile liability and workers' compensation programs ($18.1 million for the first quarter of 2021 and $10.3 million for the first quarter of 2020), the gain from the change in fair value related to certain gasoline and diesel agreements ($3.4 million for the first quarter of 2021 and $3.3 million for the first quarter of 2020), external consulting fees related to growth initiatives ($3.2 million for the first quarter of 2020), payroll tax charges related to equity award exercises by the Company's former chief executive officer ($0.9 million for the first quarter of 2020), pension plan charges ($0.1 million for the first quarter of 2020) and other miscellaneous charges.
Effect of Tax Legislation on (Benefit) Provision for Income Taxes - adjustments to eliminate the impact of tax legislation that is not indicative of our ongoing tax position based on the new tax policies, including the CARES Act for a benefit for net operating losses being carried back to prior fiscal years ($22.2 million for the first quarter of fiscal 2021) and a valuation allowance against certain foreign tax credits ($16.1 million for the first quarter of fiscal 2021).
Tax Impact Related to Shareholder Transactions - adjustments to eliminate the tax impact of equity award exercises by the Company's former chief executive officer.
Tax Impact of Adjustments to Adjusted Net (Loss) Income - adjustments to eliminate the net tax impact of the adjustments to adjusted net (loss) income calculated based on a blended U.S. federal and state tax rate for U.S. adjustments and the local country tax rate for adjustments in jurisdictions outside the U.S.
Effect of Currency Translation - adjustments to eliminate the impact that fluctuations in currency translation rates had on the comparative results by presenting the periods on a constant currency basis. Assumes constant foreign currency exchange rates based on the rates in effect for the prior year period being used in translation for the comparable current year period.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect our current expectations as to future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. These statements include, but are not limited to, statements under the heading "2021 Outlook" and those related to our expectations regarding the impact of the ongoing COVID-19 pandemic, the performance of our business, our financial results, our operations, our liquidity and capital resources, the conditions in our industry and our growth strategy. In some cases forward-looking statements can be identified by words such as "outlook," "aim," "anticipate," "are or remain or continue to be confident," "have confidence," "estimate," "expect," "will be," "will continue," "will likely result," "project," "intend," "plan," "believe," "see," "look to" and other words and terms of similar meaning or the negative versions of such words. These forward-looking statements are subject to risks and uncertainties that may change at any time, actual results or outcomes may differ materially from those that we expected.
Some of the factors that we believe could affect or continue to affect our results include without limitation: the severity and duration of the COVID-19 pandemic; the pandemic's impact on the U.S. and global economies, including particularly the client sectors we serve and governmental responses to the pandemic; the manner and timing of benefits we expect to receive under the CARES Act or other government programs; unfavorable economic conditions; natural disasters, global calamities, new pandemics, sports strikes and other adverse incidents; the failure to retain current clients, renew existing client contracts and obtain new client contracts; a determination by clients to reduce their outsourcing or use of preferred vendors; competition in our industries; increased operating costs and obstacles to cost recovery due to the pricing and cancellation terms of our food and support services contracts; currency risks and other risks associated with international operations, including Foreign Corrupt Practices Act, U.K. Bribery Act and other anti-corruption law compliance; risks associated with suppliers from whom our products are sourced; disruptions to our relationship with our distribution partners; the contract intensive nature of our business, which may lead to client disputes; our expansion strategy and our ability to successfully integrate the businesses we acquire and costs and timing related thereto; continued or further unionization of our workforce; liability resulting from our participation in multiemployer defined benefit pension plans; the inability to hire and retain key or sufficient qualified personnel or increases in labor costs; laws and governmental regulations including those relating to food and beverages, the environment, wage and hour and government contracting; liability associated with noncompliance with applicable law or other governmental regulations; new interpretations of or changes in the enforcement of the government regulatory framework; the failure to maintain food safety throughout our supply chain, food-borne illness concerns and claims of illness or injury; a cybersecurity incident or other disruptions in the availability of our computer systems or privacy breaches; our leverage; the inability to generate sufficient cash to service all of our indebtedness; debt agreements that limit our flexibility in operating our business; and other factors set forth under the headings Item 1A "Risk Factors," Item 3 "Legal Proceedings" and Item 7 "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other sections of our Annual Report on Form 10-K, filed with the SEC on November 24, 2020 as such factors may be updated from time to time in our other periodic filings with the SEC, which are accessible on the SEC's website at www.sec.gov and which may be obtained by contacting Aramark's investor relations department via its website at www.aramark.com. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and in our other filings with the SEC. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, us. Forward-looking statements speak only as of the date made. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, changes in our expectations, or otherwise, except as required by law.

ARAMARK AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF (LOSS) INCOME
(Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended
	January 1, 2021	December 27, 2019
Revenue	$2,743,789	$4,253,597
Costs and Expenses:
Cost of services provided (exclusive of depreciation and amortization)	2,535,627	3,768,113
Depreciation and amortization	138,574	147,936
Selling and general corporate expenses	90,055	83,255
	2,764,256	3,999,304
Operating (loss) income	(20,467)	254,293
Interest and Other Financing Costs, net	100,409	79,585
(Loss) Income Before Income Taxes	(120,876)	174,708
(Benefit) Provision for Income Taxes	(39,496)	28,825
Net (loss) income	(81,380)	145,883
Less: Net (loss) income attributable to noncontrolling interest	(137)	122
Net (loss) income attributable to Aramark stockholders	$(81,243)	$145,761

(Loss) Earnings per share attributable to Aramark stockholders:
Basic	$(0.32)	$0.59
Diluted	$(0.32)	$0.57
Weighted Average Shares Outstanding:
Basic	253,668	248,731
Diluted	253,668	254,121

ARAMARK AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In Thousands)

	January 1, 2021	October 2, 2020
Assets

Current Assets:
Cash and cash equivalents	$1,166,226	$2,509,188
Receivables	1,511,076	1,431,206
Inventories	427,195	436,473
Prepayments and other current assets	311,608	298,944
Total current assets	3,416,105	4,675,811
Property and Equipment, net	2,029,264	2,050,908
Goodwill	5,369,298	5,343,828
Other Intangible Assets	1,934,463	1,932,637
Operating Lease Right-of-use Assets	563,134	551,394
Other Assets	1,193,935	1,158,106
	$14,506,199	$15,712,684

Liabilities and Stockholders' Equity

Current Liabilities:
Current maturities of long-term borrowings	$98,328	$99,915
Current operating lease liabilities	72,255	71,810
Accounts payable	644,270	663,455
Accrued expenses and other current liabilities	1,461,762	1,512,278
Total current liabilities	2,276,615	2,347,458
Long-Term Borrowings	8,111,140	9,178,508
Noncurrent Operating Lease Liabilities	332,928	341,667
Deferred Income Taxes and Other Noncurrent Liabilities	1,098,526	1,099,075
Commitments and Contingencies
Redeemable Noncontrolling Interest	9,851	9,988
Total Stockholders' Equity	2,677,139	2,735,988
	$14,506,199	$15,712,684

ARAMARK AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In Thousands)

	Three Months Ended
	January 1, 2021	December 27, 2019
Cash flows from operating activities:
Net (loss) income	$(81,380)	$145,883
Adjustments to reconcile net (loss) income to net cash used in operating activities
Depreciation and amortization	138,574	147,936
Deferred income taxes	2,227	29,432
Share-based compensation expense	18,312	14,116
Changes in operating assets and liabilities	(171,476)	(644,345)
Payments made to clients on contracts	(25,434)	(10,006)
Other operating activities	4,007	7,500
Net cash used in operating activities	(115,170)	(309,484)

Cash flows from investing activities:
Net purchases of property and equipment and other	(65,062)	(95,550)
Acquisitions, divestitures and other investing activities	(25,714)	8,199
Net cash used in investing activities	(90,776)	(87,351)

Cash flows from financing activities:
Net proceeds/payments of long-term borrowings	(802,075)	20,286
Net change in funding under the Receivables Facility	(315,600)	450,000
Payments of dividends	(27,911)	(27,483)
Proceeds from issuance of common stock	7,813	26,089
Other financing activities	(10,390)	(57,329)
Net cash (used in) provided by financing activities	(1,148,163)	411,563
Effect of foreign exchange rates on cash and cash equivalents	11,147	3,247
(Decrease) increase in cash and cash equivalents	(1,342,962)	17,975
Cash and cash equivalents, beginning of period	2,509,188	246,643
Cash and cash equivalents, end of period	$1,166,226	$264,618

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
ADJUSTED CONSOLIDATED OPERATING (LOSS) INCOME MARGIN
(Unaudited)
(In thousands)

	Three Months Ended
	January 1, 2021
	FSS United States	FSS International	Uniform	Corporate	Aramark and Subsidiaries
Revenue (as reported)	$1,445,792	$694,459	$603,538		$2,743,789
Operating (Loss) Income (as reported)	$(14,781)	$(3,014)	$32,094	$(34,766)	$(20,467)
Operating (Loss) Income Margin (as reported)	(1.02)%	(0.43)%	5.32%		(0.75)%

Revenue (as reported)	$1,445,792	$694,459	$603,538		$2,743,789
Effect of Currency Translation	(205)	(20,736)	(753)		(21,694)
Adjusted Revenue (Organic)	$1,445,587	$673,723	$602,785		$2,722,095
Revenue Growth (as reported)	(45.21)%	(26.61)%	(9.71)%		(35.49)%
Adjusted Revenue Growth (Organic)	(45.22)%	(28.80)%	(9.82)%		(36.00)%

Operating (Loss) Income (as reported)	$(14,781)	$(3,014)	$32,094	$(34,766)	$(20,467)
Amortization of Acquisition-Related Intangible Assets	21,388	1,796	6,442	—	29,626
Merger and Integration Related Charges	—	—	2,944	—	2,944
Gains, Losses and Settlements impacting comparability	(18,098)	—	—	(3,414)	(21,512)
Adjusted Operating (Loss) Income	$(11,491)	$(1,218)	$41,480	$(38,180)	$(9,409)
Effect of Currency Translation	(50)	377	(144)	—	183
Adjusted Operating (Loss) Income (Constant Currency)	$(11,541)	$(841)	$41,336	$(38,180)	$(9,226)

Operating (Loss) Income Growth (as reported)	(107.95)%	(106.90)%	(39.80)%	(21.36)%	(108.05)%
Adjusted Operating (Loss) Income Growth	(105.64)%	(102.67)%	(38.09)%	(24.54)%	(103.29)%
Adjusted Operating (Loss) Income Growth (Constant Currency)	(105.66)%	(101.85)%	(38.30)%	(24.54)%	(103.23)%
Adjusted Operating (Loss) Income Margin (Constant Currency)	(0.80)%	(0.12)%	6.86%		(0.34)%

	Three Months Ended
	December 27, 2019
	FSS United States	FSS International	Uniform	Corporate	Aramark and Subsidiaries
Revenue (as reported)	$2,638,960	$946,194	$668,443		$4,253,597

Operating Income (as reported)	$185,954	$43,676	$53,310	$(28,647)	$254,293
Amortization of Acquisition-Related Intangible Assets	21,254	1,658	6,154	—	29,066
Merger and Integration Related Charges	2,364	229	7,471	—	10,064
Tax Reform Related Employee Reinvestments	1,436	—	(13)	—	1,423
Gains, Losses and Settlements impacting comparability	(7,123)	—	74	(2,009)	(9,058)
Adjusted Operating Income	$203,885	$45,563	$66,996	$(30,656)	$285,788

Operating Income Margin (as reported)	7.05%	4.62%	7.98%		5.98%
Adjusted Operating Income Margin	7.73%	4.82%	10.02%		6.72%

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
ADJUSTED NET (LOSS) INCOME & ADJUSTED EPS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	January 1, 2021	December 27, 2019
Net (Loss) Income Attributable to Aramark Stockholders (as reported)	$(81,243)	$145,761
Adjustment:
Amortization of Acquisition-Related Intangible Assets	29,626	29,066
Merger and Integration Related Charges	2,944	10,064
Tax Reform Related Employee Reinvestments	—	1,423
Gains, Losses and Settlements impacting comparability	(21,512)	(9,058)
Effect of Tax Legislation on (Benefit) Provision for Income Taxes	(6,051)	—
Tax Impact Related to Shareholder Transactions	—	(12,516)
Tax Impact of Adjustments to Adjusted Net (Loss) Income	(2,651)	(8,024)
Adjusted Net (Loss) Income	$(78,887)	$156,716
Effect of Currency Translation, net of Tax	(13)	—
Adjusted Net (Loss) Income (Constant Currency)	$(78,900)	$156,716

(Loss) Earnings Per Share (as reported)
Net (Loss) Income Attributable to Aramark Stockholders (as reported)	$(81,243)	$145,761
Diluted Weighted Average Shares Outstanding	253,668	254,121
	$(0.32)	$0.57

Adjusted (Loss) Earnings Per Share
Adjusted Net (Loss) Income	$(78,887)	$156,716
Diluted Weighted Average Shares Outstanding	253,668	254,121
	$(0.31)	$0.62

Adjusted (Loss) Earnings Per Share (Constant Currency)
Adjusted Net (Loss) Income (Constant Currency)	$(78,900)	$156,716
Diluted Weighted Average Shares Outstanding	253,668	254,121
	$(0.31)	$0.62

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
NET DEBT TO COVENANT ADJUSTED EBITDA
(Unaudited)
(In thousands)

	Twelve Months Ended
	January 1, 2021	December 27, 2019
Net (Loss) Income Attributable to Aramark Stockholders (as reported)	$(688,533)	$343,628
Interest and Other Financing Costs, net	403,624	331,594
(Benefit) Provision for Income Taxes	(254,605)	96,823
Depreciation and Amortization	585,833	589,788
Share-based compensation expense(1)	34,535	50,834
Unusual or non-recurring (gains) and losses(2)	198,600	1,000
Pro forma EBITDA for equity method investees(3)	8,925	7,172
Pro forma EBITDA for certain transactions(4)	3,700	19,092
Other(5)	539,265	208,449
Covenant Adjusted EBITDA	$831,344	$1,648,380

Net Debt to Covenant Adjusted EBITDA
Total Long-Term Borrowings	$8,209,468	$7,170,701
Less: Cash and cash equivalents	1,166,226	264,618
Net Debt	$7,043,242	$6,906,083
Covenant Adjusted EBITDA	$831,344	$1,648,380
Net Debt/Covenant Adjusted EBITDA(6)	8.5	4.2

(1) Represents compensation expense related to the Company's issuances of share-based awards.
(2) Represents the fiscal 2020 non-cash impairment charge related to goodwill and the fiscal 2019 impact from the divestiture of Healthcare Technologies.
(3) Represents our estimated share of EBITDA primarily from our AIM Services Co., Ltd. equity method investment, not already reflected in our net (loss) income attributable to Aramark stockholders. EBITDA for this equity method investee is calculated in a manner consistent with Covenant Adjusted EBITDA but does not represent cash distributions received from this investee.
(4) Represents the annualizing of net EBITDA from certain acquisitions made during the period.
(5) "Other" for the twelve months ended January 1, 2021 and December 27, 2019, respectively, includes severance charges ($156.3 million and $3.3 million reversal), non-cash impairment charges related to various assets ($34.3 million and $14.8 million), adjustments to remove the impact attributable to the adoption of certain accounting standards that are made to the calculation in accordance with the Credit Agreement and indentures ($24.1 million and $24.5 million), expenses related to merger and integration related charges ($21.7 million and $37.5 million), the impact of hyperinflation in Argentina ($2.5 million and $4.9 million) and other miscellaneous expenses. "Other" for the twelve months ended January 1, 2021 also includes labor charges, incremental expenses and other expenses associated with closed or partially closed client locations resulting from the COVID-19 pandemic, net of U.S. and non-U.S. governmental labor related credits ($244.0 million), non-cash charge related to operating lease right-of-use assets, property and equipment and other assets from disposal by abandonment of certain rental properties ($28.5 million), non-cash charges related to information technology assets ($26.1 million), charges related to a client contract dispute ($17.9 million), gain from the insurance proceeds received related to property damage from a tornado in Nashville ($16.3 million), a favorable non-cash settlement of a multiemployer pension plan obligation ($6.7 million) and non-cash charge for excess inventory ($5.0 million). "Other" for the twelve months ended December 27, 2019 also includes compensation expense for special recognition awards, employee training programs and retirement contributions funded by the benefits from U.S. tax reform ($76.3 million), charges related to certain legal settlements ($27.9 million), cash compensation charges associated with the retirement of the Company's former chief executive officer ($10.4 million), closing costs mainly related to customer contracts ($8.5 million), advisory fees related to shareholder matters ($7.7 million), the gain from the change in fair value related to certain gasoline and diesel agreements ($7.5 million) and settlement charges related to exiting a joint venture arrangement ($4.5 million).
(6) On April 22, 2020, the Company entered into Amendment No. 9 to the Credit Agreement. Amendment No. 9 provides for a covenant waiver period which suspends the Consolidated Secured Debt Ratio debt covenant required under the credit agreement for four fiscal quarters, commencing with the fourth quarter of fiscal 2020 and ending after the third quarter of fiscal 2021, subject to certain conditions.

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
FREE CASH FLOW
(Unaudited)
(In thousands)

	Three Months Ended			Fiscal Year Ended
	January 1, 2021	December 27, 2019	Change	October 2, 2020
Net cash (used in) provided by operating activities	$(115,170)	$(309,484)	$194,314	$176,682

Net purchases of property and equipment and other	(65,062)	(95,550)	30,488	(364,434)

Free Cash Flow	$(180,232)	$(405,034)	$224,802	$(187,752)

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
ADJUSTED CONSOLIDATED REVENUE
(Unaudited)
(In thousands)

	Three Months Ended
	June 26, 2020
	FSS United States	FSS International	Uniform	Corporate	Aramark and Subsidiaries
Revenue (as reported)	$1,067,580	$517,171	$567,502		$2,152,253
Effect of Currency Translation	534	40,188	1,377		42,099
Adjusted Revenue (Organic)	$1,068,114	$557,359	$568,879		$2,194,352
Revenue Growth (as reported)	(55.77)%	(45.55)%	(12.34)%		(46.34)%
Adjusted Revenue Growth (Organic)	(55.74)%	(41.32)%	(12.13)%		(45.29)%

	Three Months Ended
	June 28, 2019
	FSS United States	FSS International	Uniform	Corporate	Aramark and Subsidiaries
Revenue (as reported)	$2,413,503	$949,862	$647,396		$4,010,761

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
ADJUSTED CONSOLIDATED REVENUE
(Unaudited)
(In thousands)

	Three Months Ended
	October 2, 2020
	FSS United States	FSS International	Uniform	Corporate	Aramark and Subsidiaries
Revenue (as reported)	$1,429,031	$629,021	$634,098		$2,692,150
Effect of Currency Translation	185	4,785	454		5,424
Estimated Impact of 53rd Week	(116,461)	(15,858)	(44,740)		(177,059)
Adjusted Revenue (Organic)	$1,312,755	$617,948	$589,812		$2,520,515
Revenue Growth (as reported)	(40.65)%	(29.94)%	(1.78)%		(31.87)%
Adjusted Revenue Growth (Organic)	(45.48)%	(31.18)%	(8.64)%		(36.21)%

	Three Months Ended
	September 27, 2019
	FSS United States	FSS International	Uniform	Corporate	Aramark and Subsidiaries
Revenue (as reported)	$2,407,750	$897,894	$645,600		$3,951,244